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                                                                   EXHIBIT 10-56

                  FORM OF CHANGE-IN-CONTROL SEVERANCE AGREEMENT

      This CHANGE-IN-CONTROL SEVERANCE AGREEMENT (the "Agreement") is made and entered into by and between DTE Energy Company, a Michigan corporation (the
"Company"), and             (the "Executive"), effective as of the date
the Agreement has been executed by both parties (the "Effective Date").

                                   WITNESSETH:

      WHEREAS, the Executive is an executive or a key employee of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

      WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

      WHEREAS, the Company desires to assure itself of both present and future continuity of management and to establish minimum severance benefits for certain of its senior executives or key employees, including the Executive, in the event of a Change in Control;

      WHEREAS, the Company wishes to ensure that its senior executives and key employees are able to discharge their duties in respect of a proposed or actual transaction involving a Change in Control; and

      WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company.

      NOW, THEREFORE, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the indicated meanings when used in this Agreement with initial capital letters:

      (a) "Annual Bonus" means the aggregate annual bonus, incentive or other payments of cash compensation (determined without regard to any deferral election) to which the Executive would have been entitled under the bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement of the Company or Subsidiary in which the Executive was participating in the year of reference.

      (b) "Base Pay" means the Executive's annual base salary (prior to any deferrals or reductions) at a rate not less than the Executive's annual fixed or base compensation as in effect immediately prior to the occurrence of a Change in Control or such higher rate as may be determined thereafter from time to time by the Board or a committee thereof.

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      (c)   "Board" means the Board of Directors of the Company.

      (d) "Cause" means that, prior to termination pursuant to Section 3(b), the Executive shall have committed or engaged in:

            (i) an intentional act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company or a Subsidiary;

            (ii) intentional wrongful damage to property of the Company or a Subsidiary;

            (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary;

            (iv)  intentional wrongful engagement in any Competitive Activity;
                  or

            (v) other intentional activity which in the reasonable judgement of the Board is significantly detrimental to the reputation, goodwill or business of the Company or significantly disrupts the workplace environment or operation of the Company's business or administrative activities.

            For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence. An act shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein limits the right of the Executive or the Executive's beneficiaries to contest the validity or propriety of any such determination.

      (e) "Change-in-Control" means the occurrence during the Term of any of the following events:

            i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 55% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

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            (ii)  The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

            (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

            (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company will occur in the future pursuant to a then-existing contract or transaction which when consummated would be a Change in Control determined without regard to this subsection (iv);

            (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period; or

            (vi) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

            Notwithstanding the foregoing provisions of Section l(e)(iii) or l(e)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section l(e)(iii) or l(e)(iv) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or a Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock,

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            whether in excess of 20% or otherwise, or because the Company reports that a Change in Control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

      (f) "Competitive Activity" means the Executive's participation, without the written consent of the Chief Executive Officer of the Company (or, if the Executive is the Chief Executive Officer, without the affirmative vote of not less than a majority of the Board), in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries and such enterprise's sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the Company's or Subsidiary's net sales of said product or service amounted to 10% of the Company's or Subsidiary's net sales for its most recently completed fiscal year. "Competitive Activity" will not include the mere ownership of not more than 10% of the total combined voting power or aggregate value of all classes of stock or other securities in such enterprise and the exercise of rights appurtenant thereto. It shall be Executive's responsibility to provide the Company with information sufficient to make such determinations.

      (g) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

      (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (i) "Incentive Pay" means an aggregate annual bonus, incentive or other payments of cash compensation (determined without regard to any deferral election), in addition to Base Pay, pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto, providing benefits on a basis at least as favorable to the Executive, in terms of each of the amount of benefits, levels of coverage and performance measures and levels of required performance, as the benefits payable thereunder prior to the Change in Control.

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      (j)   "Severance Period" means, in respect of the occurrence of each and every Change in Control, the period of time commencing on the date of the occurrence of such Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of such Change-in-Control and (ii) the Executive's death; provided, however, that in the event of the occurrence of a Change in Control resulting from a filing of a report or proxy statement described in subsection 1(e)(iv) of the definition of Change in Control, the Severance Period in respect of such Change in Control shall continue until the later of (A) the date provided in this subsection 1(j) determined without regard to this proviso or (B) the earlier of (x) the date any transaction, occurrence or event described in such report or proxy statement (a "Transaction") is consummated or (y) the date it is determined that such Transaction will not be consummated. The Board may make the determination referred to in clause (y) by resolution adopted in good faith.


      (k) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

      (l) "Term" means the period commencing as of the Effective Date and expiring as of the later of (i) the close of business on the day before the third anniversary of the Effective Date or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than 90 days preceding any anniversary of the Effective Date, (1) the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended, or (2) the Company shall have given notice that it wishes the Term to be extended for a period of less than one year, in which case the term of this Agreement will automatically be extended for such shorter period and will then terminate if not further extended by written agreement between the Company and the Executive and (B) if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(l), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

      (m) Termination Date" means the date on which the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).

      (n) "Voting Stock," means securities entitled to vote generally in the election of directors.

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this

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      Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

3.    Termination Following a Change in Control.

      (a) In the event of the occurrence of a Change in Control, the Executive's employment with the Company or a Subsidiary may be terminated by the Company or a Subsidiary during the Severance Period applicable to such Change in Control and the Executive shall be entitled to the benefits provided under Section 4 unless such termination is the result of the occurrence of one or more of the following events:

            (i)   the Executive's death;

            (ii) if the Executive becomes permanently disabled within the meaning of, and begins receiving disability benefits pursuant to, the Company or Subsidiary sponsored long-term disability plan in effect for, or applicable to, Executive immediately prior to such Change in Control; or

            (iii) Cause.

            If, during the Severance Period applicable to such Change in Control, the Executive's employment is terminated by the Company or a Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii), or 3(a)(iii), the Executive will be entitled to the benefits provided under Section 4 hereof.

      (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and all Subsidiaries during the Severance Period applicable to such Change in Control, with the right to severance compensation as provided in Section 4, upon, or at any time (during such Severance Period) after, the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as herein above provided, for such termination exists or has occurred, including without limitation other employment):

            (i) failure to elect or reelect to the office, or otherwise maintain the Executive in the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to such Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to such Change in Control;

            (ii) (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and its Subsidiaries which the Executive held immediately prior to such Change in Control, or (B) a reduction in the Executive's Base Pay or the opportunity to earn Incentive Pay from the Company, its Subsidiaries or the

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                  failure to pay the Executive Base Pay or Incentive Pay earned when due, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof (unless, in the case of an insured "welfare plan," within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, such termination, denial or reduction is pursuant to or the result of a change in insurers or by an insurer in the terms or cost of coverage under an insurance policy or other contract relating to the plan, provided that such termination, denial or reduction is applicable to all similarly situated employees of the Company and its Subsidiaries), any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

            (iii) a determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following such Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to such Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to such Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

            (iv) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

            (v) the Company relocates its principal executive offices and the Executive's principal location of work is then in such offices, or requires the Executive to have the Executive's principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately prior to such Change in Control, or requires the Executive to travel away from the Executive's office in the course of discharging the Executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than the average number of travel days per calendar year that was required of Executive in the three full calendar years

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                  immediately prior to such Change in Control, without , in
                  either case, the Executive's prior written consent; or

            (vi) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

      (c) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof.

4.    Severance Compensation.

      (a) If, following the occurrence of a Change in Control, the Company or a Subsidiary, as the case may be, terminates the Executive's employment during the Severance Period applicable to such Change in Control other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates employment pursuant to
            Section 3(b), the Company will pay the Executive the amounts and benefits:

            (i) a lump sum payment in an amount equal to three (3) times the sum of (A) Base Pay, plus (B) the greater of (1) the Annual Bonus for the year in which the Change in Control occurs or
                  (2) the Annual Bonus for the year in which the Termination Date occurs, in either case based on the assumption that target performance goals for such year would be met and such payments would be made assuming Executive was employed for the entire year or until such later date as may be required to receive such payment. Such lump sum payment shall be paid within five business days after the Termination Date.

            (ii) a lump sum payment in an amount equal to the (A) the greater of (1) the Annual Bonus for the year in which the Change in Control occurs or (2) the Annual Bonus for the year in which the Termination Date occurs, in either case based on the assumption that target performance goals for such year would be met and such payments would be made assuming Executive was employed for the entire year or until such later date as may be required to receive such payment, (B) multiplied by a fraction, the numerator of which is the number of days prior to the Executive's Termination Date during the calendar year in which the Termination Date occurs, and the denominator of which is 365. Such lump sum payment shall be paid within five business days after the Termination Date.

            (iii) (A) for a period of twenty-four (24) months following the
                  Termination Date (the "Continuation Period"), the Company will continue to provide the Executive with benefits substantially similar to those insured "welfare benefits" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("Welfare Benefits") that the

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                  Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in
                  Section 3(b)(ii)), but only to the extent permitted, on terms acceptable to the Company in its sole discretion, by the Company's insurance carriers (which permission the Company will use its best efforts to secure); and (B) for (1) uninsured or self-insured Welfare Benefits and (2) insured Welfare Benefits with respect to which continued coverage is not permitted by the Company's insurance carriers on terms acceptable to the Company, the Company will provide a lump sum payment equal to the present value of the cost of coverage, for a period beginning on the Termination Date (or such later date that continued insurance coverage ceases) and ending twenty-four (24) months after the Termination Date, of the types of welfare benefits referenced in Section 4(a)(iii)(B)(1) and (2) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in
                  Section 3(b)(ii)); provided, that the cost of such coverage shall be determined at rates in effect as of the Termination Date (or such later date that continued insurance coverage ceases), and the present value of such cost shall be determined using an interest rate equal to the so-called composite "prime rate" in effect as of the Termination Date (or such later date that continued insurance coverage ceases) in the Northeast Edition of The Wall Street Journal. Such lump sum payment shall be paid within five business days after the Termination Date (or, if later, within five business days after continued insurance coverage ceases). Employee Benefits otherwise receivable by the Executive pursuant to subsection
                  (A) of this Section 4(a)(iii) will be reduced to the extent comparable Welfare Benefits are actually received by or in respect of the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received shall be reported by the Executive or other recipient to the Company.

            (iv) the length of such Continuation Period will be considered as additional age and service with the Company for the purpose of determining age and service credits (but not for the purpose of determining compensation) and benefits due and payable to or in respect of the Executive under the Management Supplemental Benefit Plan or Key Employee Deferred Compensation Plan, or any successor thereto, of the Company or a Subsidiary applicable to the Executive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 3(b)(ii)). In addition, the Company shall provide the Executive with outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 15% of the Executive's Base Pay.

            In the event the Executive's employment is terminated or the Executive terminates employment during more than one Severance Period under the circumstances described above in this Section 4 with entitlement to severance compensation under

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            this Section 4, a determination of the payments and benefits to be provided under this Section 4 shall be made with respect to each Severance Period, but the Executive shall receive only: (i) the greatest lump sum payment under Section 4(a)(i) determined with respect to all such Severance Periods; (ii) the greatest lump sum payment under 4(a)(ii) determined with respect to all such Severance Periods; (iii) the greatest lump sum payment under Section 4(a)(iii) determined with respect to all such Severance Periods; and (iv) the greatest benefits under Section 4(a)(iv) determined with respect to all such Severance Periods.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. Such interest is payable as it accrues on demand, but in no event must interest be paid more frequently than monthly. Any change in such prime rate will be effective on and as of the date of such change.


(c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5 and 7 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

5.    Certain Additional Payments by the Company.

      (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an

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            amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

      (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Company in the Company's sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

      (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by
            Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

      (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the

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

            Company, provide to the Company true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

      (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by
            Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive's payment thereof.

      (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i) provide the Company with any written records or documents in the Executive's possession relating to such claim reasonably requested by the Company;

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

            (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

            (iv) permit the Company to participate in any proceedings relating to such claim;

            provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest

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

            and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon less any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. Accordingly, the payment of the severance compensation by the Company to the Executive in

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

      accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 4(a)(iii) and except as may have been otherwise paid to the Executive by the Company or a Subsidiary in connection with or in consideration of Executive's release and settlement of any or all claims arising out of the Executive's employment or termination thereof.

7. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

8. Competitive Activity. During a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 4, and, if applicable, Section 5, the Executive shall not, without the prior written consent of the Chief Executive Officer of the Company, engage in any Competitive Activity.

9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

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

10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

11.   Successors and Binding Agreement.

      (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

      (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees

      (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Corporate Secretary of the Company) at its principal executive office and to the Executive at the Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

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

13. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Michigan, without giving effect to the principles of conflict of laws of such State.

14. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected and the provision so held to be invalid unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

16. Prior Agreements. As of the effective date hereof, this Agreement supersedes and replaces any prior change-in-control severance agreement between the Company or any of its Subsidiaries and the Executive.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the dates set forth below.

DTE ENERGY COMPANY
______________________________________
Susan M. Beale                                   Date: _________________________
Vice President and Corporate Secretary
______________________________________
[Executive's Name]                               Date: _________________________

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